FOR IMMEDIATE RELEASE
                                                April 4, 2001

                                               Contact::
                                               John B. Woodlief
                                               Vice President-Finance
                                               (704) 372-5404




Ruddick Corporation to Take Second Quarter Charge Reflecting
Settlement on Tax Exposure for Corporate Owned Life
Insurance ("COLI")

Charlotte, April 4 /PRNewswire/--Ruddick Corporation
 (NYSE:RDK-news) today reported that it will record an income tax charge of approximately $20 million in its second fiscal quarter ended April 1, 2001, reflecting a settlement reached today with the Internal Revenue Service ("IRS") for tax exposure related to the disallowance of deductions for its COLI policy loan interest and certain administrative service fees for all years of the insurance program. The agreement with the IRS also provided for the surrender of the related insurance policies, thereby eliminating future negative exposure associated with the COLI program. The charge will reduce net income for the second quarter, to be reported later in the month, by $.43 per share which will result in a net loss for the quarter. The COLI tax exposure was previously disclosed in Ruddick's financial statements and in periodic filings with the United States Securities and Exchange Commission.

As previously reported, on June 17, 1999, the IRS issued a notice of assessment of tax to the Company for the amount of COLI loan interest deducted in fiscal years 1994 and 1995. Similar disallowance and assessments were being pursued by the IRS for years subsequent to 1995. The settlement will require less than $10 million in cash payment since Ruddick had earlier in the fiscal year made payments to the IRS to avoid above market interest assessments on the disputed amounts.

The Company and many other taxpayers have strongly disagreed with the national position taken by the IRS with respect to COLI. However, in February 2001, a trial court decision against American Electric Power, Inc., together with the previous adverse court decisions against other companies, subsequently caused Ruddick to consider settlement. The action reflects risk management considerations weighing the recent trial court decision against the costs of continuing to seek relief through litigation or other means. The settlement is expected to have a slightly favorable impact on Ruddick's effective tax rate in future periods because the related COLI policies have been surrendered and the negative carrying costs have been eliminated.

Ruddick's second quarter ended on April 1, 2001, and results are scheduled for release on April 24, 2001. While the results of the second quarter, excluding the tax charge, are not fully known at this time, the Company reports that Harris Teeter's results continued to show improvement in comparable store sales compared to the prior year and operating profitability remained strong. American & Efird (A&E) continued to experience weak business conditions given the slowdown in consumer spending in the U. S.

This news release may contain forward-looking statements that involve uncertainties. A discussion of various important factors that could cause results to differ materially from those expressed in such forward-looking statements is included in reports filed by the Company with the Securities and Exchange Commission.

Ruddick Corporation is a holding company which operates two
subsidiaries:  Harris Teeter, Inc., a regional chain of
supermarkets in six southeastern states and American &
Efird, Inc., a leading manufacturer and distributor of
industrial sewing thread.  For more information on Ruddick
Corporation, visit our web site at:   www.ruddickcorp.com.